Exhibit 4.3


                       TERMS AND CONDITIONS FOR OPTIONS
                         GRANTED TO NEW HIRES OR AS AN
                     INCENTIVE TO EMPLOYEES OF ASML GROUP
                           COMPANIES UNDER THE ASML
                              STOCK OPTION SCHEME
                         - CONDITIONAL STOCK OPTIONS -
                            (VERSION January 2002)

Article 1 Definitions

The singular mentioned in these terms and conditions may also be read as plural and vice versa. The masculine mentioned in these terms and conditions may also be read as feminine and vice versa.

In these terms and conditions the following definitions shall apply:


1. Share :                           An ordinary share in ASML with a par
                                     value of(euro)0.02 (2 Euro cents) quoted at Euronext Amsterdam ("AEX") in the Netherlands, or NASDAQ Stock Market
                                     ("NASDAQ") in New York City, USA, which
                                     Share is acquired by the Option Holder by exercising an Option granted under these terms and conditions.

2. ASML:                             ASML Holding N.V.

3. ASML Group Company:               ASML or any direct or indirect wholly
                                     owned subsidiary of ASML.

4. Date of Grant:                    The date on which the Option is granted
                                     in writing, which date is fixed at
                                     January 21, 2002.

5. Embargo Period:                   The period starting on January 21, 2002
                                     and continuing up to and including
                                     January 20, 2005.

6. Revised Option Period:            The applicable Option Period for all, or
                                     a part of, the Options after approval by the Employer of a request by the Option
                                     Holder as mentioned in Article 4.

7. Option:                           A right granted by the Employer to the
                                     Option Holder to acquire one Share at the end of the Option Period or the Revised
                                     Option Period upon payment of the Strike
                                     Price. Options granted to US residents or citizens will give such Option Holders rights to acquire Shares quoted on the NASDAQ while Options granted to all other
                                     Option Holders will give rights to
                                     acquire Shares quoted on the AEX.

8. Option Holder:                    A person who is granted an Option in
                                     writing and who is employed by virtue of a contract of employment with the Employer.

9. Option Period:                    Unless otherwise stipulated in these
                                     terms and conditions, the Option Period
                                     is 6 years as from the Date of Grant and ends on January 20, 2008. In case the last day of the Option Period falls on a day on which the AEX or NASDAQ, respectively, is closed, the Option
                                     Period is effectively shortened such that the last day of the Option Period coincides with the last trading day before January 20, 2008, during which the AEX or NASDAQ, as the case may be, is open. All Options which have not been exercised within the Option Period will expire without any right to compensation.

10. Strike Price:                    The price at which the Option Holder can
                                     acquire a Share upon exercising an
                                     Option. The Strike Price will be equal to the closing price with dividend of a Share on the AEX on the Date of Grant.
                                     For US residents or citizens, the Euro
                                     denominated Strike Price will be
                                     converted into a US Dollar Strike Price
                                     by using the Euro - US Dollar exchange
                                     rate fixing on the Date of Grant as
                                     performed by the European Central Bank at or around 14.00 hours C.E.T.

11. Employer:                        The ASML Group Company which employs the
                                     Option Holder at the Date of Grant.


Article 2 Acquisition of Options

1. Option Holder is granted the Options under these Conditions on the Date of Grant from Employer. The Options are granted in writing.

2. These Options will be granted upon the condition that within ten days after the date of grant, Option Holder does not inform Employer in writing that he/she does not wish these Options to be granted to him/her.

Article 3 Limitation on Exercise of Options

1. Save for the stipulations of article 5 paragraph 4, the Options can only be exercised on the last day of the Option Period.

Article 4 Revised Option Period

1. At the written request of the Option Holder, the Option Period may be shortened for all or part of the Options. The Revised Option Period will then replace the Option Period. On the last day of the Revised Option Period the Option Holder may exercise the Options for which he/she has requested the Revised Option Period. In the written request the Option Holder is required to notify the Employer on the requested end date of the Revised Option Period.

2. A written request for a Revised Option Period during the Embargo Period will not be honored by the Employer.

3. The request for a Revised Option Period is possible for all or part of the granted Options. However the minimum number of Options for which a request may be submitted is 100 Options, unless the Options for which the request is submitted are the only remaining Options held by such Option Holder.

Article 5 Termination of Employment

1. In case the employment between Option Holder and Employer terminates with cause the Options granted to such Option Holder will become null and void. For Option Holders employed by ASML Netherlands BV the Options granted to such Option Holder will become null and void in case the employment between Option Holder and Employer terminates with urgent cause is meant in article 7:678 of the Netherlands Civil Code.

2. The Option granted to an Option Holder shall remain valid and exercisable, to the extent permitted by this plan, in case the Option Holder ceases to be employed by the Employer by reason of his or her death, becoming disabled (in the meaning of the Dutch "Algemene arbeidsongeschiktheidswet"), legal incapacity or retirement (including early retirement ("SUM"). In case of a termination of employment by reason of death or legal incapacity, the Option will remain valid and exercisable for at least 12 months as from the date of death or legal incapacity, even if this means that the Option Period as defined in article 1 paragraph 9 is effectively prolonged.

3. In case of a termination of employment between the Employer and the Option Holder for reasons other than those specified in paragraphs 1 and 2 of this Article 5, and without immediate re-employment of the Option Holder by the Employer or another ASML Group Company, all Options granted to such Option Holder will become null and void. All Options that have become null and void will do so without any entitlement to compensation on the part of the Option Holder.

4. The Option will become null and void for the Option Holder and his or her heirs beyond the periods as mentioned in article 1 paragraph 9 and paragraph 2 of this article 5.

5. The Option Holder and his or her heirs will not be entitled to any compensation for any unexercised Options.

Article 6 Invalidation of the Options

1.    The Option is strictly personal and non-transferable.

2. The Option Holder may not pledge an Option or encumber it in any other way whatsoever. The Option Holder may not engage in any transactions on the AEX, NASDAQ or any other stock exchange or market in relation to the Options.

3. If the Option Holder violates paragraph 1 or 2 of this Article 6, the Option shall become null and void.

Article 7 Exercise of Options

1. The Option Holders are forbidden from exercising Options in any way in contravention of the `ASML Rules of Conduct with respect to Inside Information' as in force at the moment of exercise.

2. Options must be exercised pursuant to the procedure in force at the moment of exercise.

Article 8 Capital Dilution

1. If at any moment the capital of ASML is diluted, for example, as a consequence of - a Share issuance, - a dividend distribution in Shares, or - a recapitalization of ASML the Employer may adjust the Strike Price.

      The calculation of any such adjustment of the Strike Price shall take place on the day preceding the day on which the aforesaid decisions are announced.

2. Option Holders shall be notified of any such adjustment of the Strike Price and the calculation on which it is based as soon as possible.

Article 9 Taxes and Costs

1. Any and all tax consequences with respect to the granting and/or exercise of the Options, shall be for the sole risk and account of the Option Holder.

2. Option Holders will be liable for any costs incurred in respect of the exercise of Options, including but not limited to, costs charged by stockbrokers in relation to the exercise of Options.

3. The Shares to be obtained upon exercise of the Options shall be delivered interchangeably with the ordinary shares of ASML traded at that moment on the AEX or NASDAQ, as the case may be. Costs involved in issuing and delivering the Shares shall be borne by ASML.

Article 10 Miscellaneous

1. The Management Board of ASML shall make determinations for all cases in which these Terms and Conditions do not provide a resolution and such decision shall be binding upon ASML, Employer and the Option Holder.